Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-237321 and File No. 333-256509) and Registration Statement on Form S-8 (File No. 333-285640) of our report, dated March 23, 2026, which appears in the Annual Report on Form 10-K filed with the U.S. Securities Exchange Commission (“SEC”) on March 23, 2026 relating to the audit of the consolidated balance sheet of Greenland Technologies Holding Corporation and its subsidiaries as of December 31, 2025, and the related statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the financial statements).

Singapore
March 23, 2026